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      EXHIBIT 11. STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                             Three Months Ended
                                                               March 31, 1999
                                                            ---------------------
                                                            (In Thousands, Except
                                                                Per Share Data)


 1.   Net Income                                                     $53,454
         Less: Preferred stock dividends declared                      1,500
                                                                     -------
      Net income available to common shareholders                    $51,954
                                                                      ======

 2.   Weighted average common shares outstanding                      55,028
 3.   ESOP shares not committed to be released                        (3,200)
                                                                      -------
 4.   Total weighted average common shares outstanding                51,828
                                                                      ======

 5.   Basic earnings per common share                               $   1.00
                                                                     =======

 6.   Total weighted average common shares outstanding                51,818

 7.   Dilutive effect of stock options using the treasury
         stock method                                                  1,539
                                                                     -------
 8.   Total average common and common equivalent
         shares                                                       53,367
                                                                    ========

 9.   Diluted earnings per common share                             $   0.97
                                                                    ========
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